Exhibit (a)(5)

Energy XXI Announces Effectiveness of Registration Statement For its Exchange Offer For
Warrants to Purchase Common Shares

HOUSTON – June 16, 2008 – Energy XXI (Bermuda) Limited (NASDAQ: EXXI) (AIM: EXXS, EXXI) (the “Company”) today announced that the Registration Statement filed by the Company with the Securities and Exchange Commission (the “SEC”) registering common shares of the Company issuable as part of the Company’s previously announced offer (the “Offer”) to exchange its common shares for any and all of its outstanding warrants to purchase common shares (the “Warrants”), has been declared effective by the SEC. As a result, the Company does not expect or intend to extend the expiration date of the Offer, which is set to expire at 5:00 p.m., New York City time, on Friday, June 20, 2008 (the “Expiration Date”). The Company advises holders of Warrants who intend and are eligible to participate in the Offer to deliver to the Company their election form, Warrants being tendered and offer payment (if applicable) as soon as possible. These items must be received by the Company by mail, courier service or in person at Energy XXI (Bermuda) Limited, c/o Bo Boyd, 1021 Main Street, Suite 2626, Houston, TX 77002 no later than the Expiration Date to be included in the Offer. In addition, the Company advises holders who intend to withdraw from the Offer to deliver to the Company their withdrawal form as soon as possible. The withdrawal form must be received by the Company no later than the Expiration Date to be a valid withdrawal.

Previously Announced Terms of the Offer
Each Warrant is currently exercisable into one restricted common share for an exercise price of $5.00 and expires on Oct. 20, 2009. These restricted common shares, with the ticker symbol “EXXS,” are not eligible for deposit in CREST or DTC. The Offer allows each warrant holder to exchange their Warrants (subject to certain limitations expressed in the Offer) in one of three ways, or a combination thereof, and to receive unrestricted common shares that will be listed on AIM and on the NASDAQ Capital Market under the symbol “EXXI,” and which are eligible for deposit in CREST and DTC:

●	The warrant holder would receive one (1) unrestricted common share for every five (5) Warrants tendered (“Cashless Option”);
●	The warrant holder would receive two (2) unrestricted common shares for every three (3) Warrants and $6.35 cash payment tendered (“Cash Option”); and/or
●	The warrant holder would receive one (1) unrestricted common share for every Warrant and $4.00 cash payment tendered (“Reduced Cash Option”).

The Offer is being made pursuant to an exchange offer prospectus that was filed as a part of the Registration Statement declared effective by the SEC. Copies of the prospectus contained in the Registration Statement may be obtained from the Energy XXI contacts listed below. The Offer is subject to the satisfaction of certain conditions.

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. Collins Stewart Europe Limited and Tristone Capital Limited are Energy XXI listing brokers in the United Kingdom. In the United States, BMO Capital Markets, Collins Stewart, Dahlman Rose & Co., Jefferies & Company, Natixis Bleichroeder and Sterne Agee & Leach, Inc. are market makers. To learn more, visit the Energy XXI website at www.energyxxi.com.

Forward-Looking Statements
All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Enquiries of the Company

Energy XXI (Bermuda) Limited
Stewart Lawrence
Vice President, Investor Relations and Communications
+1 713-351-3006
slawrence@energyxxi.com

Collins Stewart Europe Limited
Nominated Adviser and Joint UK Broker
Seema Paterson
+44 207 523 8321
spaterson@collins-stewart.com

Pelham PR
James Henderson
+44 207 743 6673
james.henderson@pelhampr.com

Alisdair Haythornthwaite
+44 207 743 6676
alisdair.haythornthwaite@pelhampr.com